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Prospectus Supplement dated August 21, 2000                   Rule No. 424(b)(2)
(To Prospectus dated August 10, 2000)                         File No. 333-78127


                     Philadelphia Consolidated Holding Corp.
                           Common Stock, No Par Value

         The Board of Directors of Philadelphia Consolidated Holding Corp. has established an offering period under the Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents (as Amended and Restated, Effective as of August 1, 2000) commencing on August 21, 2000 and ending on September 22, 2000 during which its eligible preferred agents may purchase shares of the common stock of Philadelphia Consolidated Holding Corp. under the plan. In accordance with the terms of the plan, the purchase price for shares of common stock purchased during this offering period will be the lower of (a) $14.078; and (b) 85% of the market value of the common stock on September 22, 2000.

         In order to participate in the offering period, eligible preferred agents must complete a subscription agreement and return it to: Mr. Craig P. Keller, Philadelphia Insurance Companies, One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004 (Fax # 610-617-5875) on or before September 22, 2000.

         An offer can be made only by the prospectus dated August 10, 2000, in conjunction with this prospectus supplement dated August 21, 2000.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE PROSPECTUS BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.